EXHIBIT 2.1

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF ASSOCIATION

of

ORIENTAL DREAMWORKS HOLDING LIMITED

(as adopted by a special resolution passed by the sole shareholder on April 3, 2013)

THE COMPANIES LAW (2012 REVISION)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ORIENTAL DREAMWORKS HOLDING LIMITED

(“Company”)

(as adopted by a special resolution passed by the sole shareholder on April 3, 2013)

1.	The name of the Company is Oriental DreamWorks Holding Limited.

2.	The registered office will be situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4.	If the Company is registered as an exempted company as defined in the Cayman Islands Companies Law, it shall have the power, subject to the provisions of the Cayman Islands Companies Law and with the approval of a special resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

5.	The liability of the Members is limited.

6.	The authorised share capital of the Company is fifty thousand United States Dollars (US$50,000), including 500,000 Ordinary Shares divided into 250,000 Class A Shares at a par value of US$0.10 each and 250,000 Class B Shares at a par value of US$0.10 each, with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES LAW (2012 REVISION)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ORIENTAL DREAMWORKS HOLDING LIMITED

(as adopted by a special resolution passed by the sole shareholder on April 3, 2013)

INTERPRETATION

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2012 Revision), as amended from time to time, shall not apply to this Company.

2.	2.1. In these Articles, the following terms shall have the meanings set opposite unless the context otherwise requires:

Additional Business	shall have the meaning assigned to such term in the Shareholders Agreement;

Additional DWA Technology	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Additional Ordinary Shares	shall have the meaning assigned to such term in Article 17;

Affiliate	shall have the meaning assigned to such term in the Shareholders Agreement;

Ancillary WFOE	shall have the meaning assigned to such term in the Shareholders Agreement;

Animation Park	shall have the meaning assigned to such term in the Shareholders Agreement;

Anticorruption Program	shall have the meaning assigned to such term in the Shareholders Agreement;

Articles	means these Articles of Association of the Company, as amended or supplemented from time to time by Special Resolution;

Board Committee	shall have the meaning assigned to such term in Article 106;

Budget	shall have the meaning assigned to such term in the Shareholders Agreement;

Business Day	shall have the meaning assigned to such term in the Shareholders Agreement;

Business Plan	shall have the meaning assigned to such term in the Shareholders Agreement;

CCO	means the Chief Creative Officer of the Company;

CEO	means the Chief Executive Officer of the Company;

CFO	means the Chief Financial Officer of the Company;

Chairman	shall have the meaning assigned to such term in Article 96;

China	shall have the meaning assigned to such term in the Shareholders Agreement;

Class A Directors	shall have the meaning assigned to such term in Article 81.1;

Class A Share	means a voting class A Ordinary Share of the Company having the rights set out in these Articles;

Class B Directors	shall have the meaning assigned to such term in Article 82.1;

Class B Representatives	shall have the meaning assigned to such term in Article 110.1;

Class B Share	means a voting class B Ordinary Share of the Company having the rights set out in these Articles;

Closing	shall have the meaning assigned to such term in the Transaction and Contribution Agreement;

Company	means the company incorporated in the Cayman Islands under the name of Oriental DreamWorks Holding Limited;

Company Derivative IP	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Company Subsidiaries	shall have the meaning assigned to such term in the Shareholders Agreement;

Compliance Impasse	shall have the meaning assigned to such term in the Shareholders Agreement;

Consumer Products	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Content Committee	shall have the meaning assigned to such term in Article 109;

Contributed DWA Technology	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

COO	means the Chief Operating Officer of the Company;

Core Business	shall have the meaning assigned to such term in the Shareholders Agreement;

CPE	shall have the meaning assigned to such term in the Shareholders Agreement;

CPE Holders	shall have the meaning assigned to such term in the Shareholders Agreement;

Defaulting Holder	shall have the meaning assigned to such term in the Shareholders Agreement;

Directors	means such person or persons as shall be appointed as the directors of the Company for the time being;

DWA	means DreamWorks Animation SKG, Inc.;

DWA/Company Distribution Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Consulting and Training Services Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Offshore License Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Onshore License Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Subsidiary	shall have the meaning assigned to such term in the Shareholders Agreement;

Electronic Record	has the meaning defined in the Electronic Transactions Law (2003 Revision), as amended from time to time;

Event of Default	shall have the meaning assigned to such term in the Shareholders Agreement;

Fair Market Value	shall have the meaning assigned to such term in Schedule 8 of the Shareholders Agreement;

Feature Film	shall have the meaning assigned to such term in the Shareholders Agreement;

Fiscal Year	shall have the meaning assigned to such term in the Shareholders Agreement;

Founding Member Shares	shall have the meaning assigned to such term in Article 81.1;

Greenlight Project	shall have the meaning assigned to such term in Article 113;

Hong Kong	shall have the meaning assigned to such term in the Shareholders Agreement;

Impasse	shall have the meaning assigned to such term in the Shareholders Agreement;

Indemnified Person	means any Director, officer or member of a Board Committee duly constituted under these Articles and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and any such person’s heirs, executors, administrators, personal representatives or successors or assigns;

Independent Accounting Firm	shall have the meaning assigned to such term in the Shareholders Agreement;

Initial Public Offering	shall have the meaning assigned to such term in the Shareholders Agreement;

Intellectual Property	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

JV Mark	shall have the meaning assigned to such term in the Trademark Assignment and Co-Existence Agreement;

Law	means the Cayman Islands Companies Law (2012 Revision) and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by any subsequent law for the time being in force and any applicable common law;

License and Services Agreements	shall have the meaning assigned to such term in the Shareholders Agreement;

Live Stage Production	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Member	has the same meaning as in the Law;

Memorandum of Association	means the Memorandum of Association of the Company for the time being in force;

Milestone	shall have the meaning assigned to such term in Article 110;

Month	means a calendar month;

Motion Picture	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

New Securities	shall have the meaning assigned to such term in Article 12;

Online Distribution Platform	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Ordinary Resolution	means a resolution of a general meeting passed by Members holding a majority of the Company’s outstanding voting shares entitled to vote in person or by proxy present or represented at the meeting or a written resolution signed by all Members entitled to vote;

Ordinary Share	means an ordinary share in the capital of the Company, which may be issued in classes and/or series including a Class A Share or a Class B Share;

Organizational Document	shall have the meaning assigned to such term in the Shareholders Agreement;

Overallotment Exercise Notice	shall have the meaning assigned to such term in Article 14;

Participating Holders	shall have the meaning assigned to such term in Article 12;

Political Concerns	means a reasonable determination made in good faith by the Directors appointed by any Member that a Greenlight Project portrays, endorses or promotes a subject matter or philosophy that is illegal or is prohibited by any of the laws, policies or regulations of China or the United States;

Pre-emption Exercise Notice	shall have the meaning assigned to such term in Article 12;

Pre-emption Notice	shall have the meaning assigned to such term in Article 12;

Pre-emption Overallotment Notice	shall have the meaning assigned to such term in Article 14;

Production WFOE	shall have the meaning assigned to such term in the Shareholders Agreement;

Project Budget	shall have the meaning assigned to such term in Article 113.1;

Registered Office	means the registered office for the time being of the Company in the Cayman Islands required under the Law;

Register of Members	means the register of Members to be kept in accordance with the Law;

Reoffer Period	shall have the meaning assigned to such term in Article 16;

Seal	means the common seal of the Company (if any) or any facsimile or official seal (if any) for the use outside of the Cayman Islands;

Secretary	includes a temporary or assistant or deputy secretary and any person appointed by the Directors to perform any of the duties of the secretary of the Company;

Share	means an Ordinary Share and/or any other class of share from time to time issued by the Company in accordance with these Articles and includes a fraction of a Share;

Shareholders Agreement	means the Shareholders Agreement dated as of April 3, 2013, by and among the Company, DWA, DWA Subsidiary, the CPE Holders and CPE, as amended from time to time;

Special Decision	shall have the meaning assigned to such term in Article 102;

Special Resolution	means a resolution of a general meeting passed by Members holding no less than a two thirds majority of the Company’s outstanding voting shares present at the meeting, which two thirds majority must include the affirmative vote of Members holding no less than two thirds of the Class A Shares and Members holding no less than two thirds of the Class B Shares, or a written resolution signed by all Members entitled to vote, and in each case, otherwise in accordance with the Law;

Television Motion Picture	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Territory	shall have the meaning assigned to such term in the Shareholders Agreement;

Theme Park	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Trademark	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Trademark Assignment and Co-Existence Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

Transaction and Contribution Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

Total Cash Capital Commitment	shall have the meaning assigned to such term in the Shareholders Agreement;

Video Games	shall have the meaning assigned to such term in the DWA Offshore License Agreement; and

Winding-Up Event	shall have the meaning assigned to such term in Article 149.

2.2.	Words importing only the singular number include the plural number and vice-versa.

2.3.	Words importing only the masculine gender include the feminine and neuter gender.

2.4.	Words importing persons include companies or associations or bodies of persons whether incorporated or not, or any legal or natural person.

2.5.	All reference herein to writing shall include typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form, including in the form of an Electronic Record.

2.6.	The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative.

2.7.	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

2.8.	Unless the context otherwise requires, words and expressions defined in the Law bear the same meanings in these Articles.

2.9.	Headings used herein are intended for convenience only and shall not affect the construction of these Articles.

REGISTERED AND OTHER OFFICES

3.	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine in accordance with Article 101.

SHARE CAPITAL

4.	The authorised share capital of the Company is fifty thousand United States Dollars (US$50,000), including 500,000 Ordinary Shares divided into 250,000 Class A Shares at a par value of US$0.10 each and 250,000 Class B Shares at a par value of US$0.10 each, and having the rights hereinafter set forth.

5.	The holders of Class A Shares and Class B Shares shall be entitled to receive notice of and attend and vote at general meetings of the Company, and at such meetings shall be entitled to exercise one vote per Ordinary Share held.

6.	Except as provided in these Articles and the Shareholders Agreement, and unless otherwise varied in accordance with the terms of these Articles and the Shareholders Agreement, all rights and restrictions applying to the Class A Shares and the Class B Shares shall be identical, including with respect to voting, dividends and other distributions by the Company.

VARIATION OF SHARE RIGHTS

7.	All or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than seventy-five percent (75%) of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than seventy-five percent (75%) of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall apply mutatis mutandis, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than fifty percent (50%) of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

8.	The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

ISSUE OF SHARES

9.	Except as otherwise provided in these Articles and the Shareholders Agreement, any newly issued Shares shall be at the disposal of the Directors, and the Directors may (subject to the provisions of the Law) offer, allot, grant options over or otherwise dispose of Shares in such classes or series, to such persons, on such terms and conditions and for such consideration, and at such times as the Directors think fit and in accordance with Article 101 and the Shareholders Agreement, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Law. Other than issues of new Shares in connection with the dilution of a Defaulting Holder in accordance with Sections 4.04(a), 4.04(b) and 6.02(b) of the Shareholders Agreement, such issues of new Shares, unless all the Members holding Class A Shares or Class B Shares agree otherwise, shall be divided into Class A Shares and Class B Shares in accordance with the existing proportion between Class A Shares and Class B Shares, and offered to the Members proportionally to their current holdings of the same class of Shares at the same price paid on the initial issue of Shares in accordance with Articles 12 through 16.

10.	The Company shall not issue Shares to bearer.

11.	Shares shall only be issued as fully paid and non-assessable.

PRE-EMPTION RIGHTS

12.

In the event that the Company proposes to issue any Additional Ordinary Shares or, subject to the provisions of these Articles, any other new class or series of equity securities or any securities convertible into equity securities of the Company (collectively, “New Securities”) in accordance with Article 101, it shall promptly give written notice (the “Pre-emption Notice”) to each of the holders of Class A Shares and the holders of Class B Shares, which shall include the number of New Securities proposed to be issued by the Company, the subscription price and each person to whom such New Securities are proposed to be issued. Each holder of Class A Shares and holder of Class B Shares shall then have the right, exercisable upon written notice to the Company (the “Pre-emption Exercise Notice”) within fifteen (15) days after the receipt of the Pre-emption Notice, to subscribe up to all of its pro rata share of the New Securities subject to the Pre-emption Notice and on the same terms and conditions as set forth therein. The holders of Class A Shares and the holders of Class B Shares who so exercise their rights (the “Participating Holders”) shall effect the subscription for the relevant New Securities, including payment of the subscription price, not more than thirty (30) days after delivery of the applicable Pre-emption Exercise Notice, and at such time the Company shall issue and allot to the Participating Holders the New Securities subscribed by the Participating Holders by updating the Register of Members of the Company to reflect such issue. The payment of the subscription price for the New Securities subscribed by a holder of Class A Shares or a holder of Class B Shares exercising its respective pre-emption right will be made in cash (by check or electronic transfer to an account nominated by the payee).

13.	For purposes of Article 12, each Participating Holder’s pro rata share shall be equal to the product obtained by multiplying: (i) the aggregate number of New Securities covered by the Pre-emption Notice and (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by the Participating Holder at the time of the Pre-emption Notice and the denominator of which is the total number of issued and outstanding Ordinary Shares at the time of the Pre-emption Notice.

14.

In the event that not all of the holders of Class A Shares or the holders of Class B Shares subscribe for their full, respective pro rata share of the New Securities available pursuant to their rights under Article 12 within the time period set forth therein, then the Company shall promptly give written notice to each of the Participating Holders (the “Pre-emption Overallotment Notice”), which shall set forth the number of New Securities not subscribed by the other holders of Class A Shares or the holders of Class B Shares, and shall offer such Participating Holders the right to acquire such unsubscribed Class A Shares or Class B Shares, only to the extent such Participating Holder holds such class of unsubscribed shares. Each Participating Holder shall have fifteen (15) days after receipt of the Pre-emption Overallotment Notice to deliver a written notice to the Company (the “Overallotment Exercise Notice”) of its election to subscribe up to all of its pro rata share of the relevant unsubscribed shares on the same terms and conditions as set forth in the Pre-emption Notice. For purposes of this Article 14, each Participating Holder’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of unsubscribed Shares covered by the Pre-emption Overallotment Notice and (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by the Participating Holder at the time of the Pre-emption Notice and the denominator of which is the total number of Shares owned by all Participating Holders at the time of the Pre-emption Exercise Notice. The Participating Holders shall then effect the subscription of the New Securities, including payment of the subscription price, not more than fourteen (14) days after delivery of the applicable Overallotment Exercise Notice, and at such time, the Company shall issue and allot to the Participating Holders the New Securities subscribed by the Participating Holders by updating the Register of Members of the Company to reflect such issue.

15.	Within twenty (20) days of the Pre-emption Overallotment Notice, or if no such Pre-emption Overallotment Notice is issued, within twenty-five (25) days of the Pre-emption Notice, the Company will give written notice to each holder of Class A Shares and holder of Class B Shares specifying the number of New Securities that was subscribed for by the holders of Class A Shares and the holders of Class B Shares exercising their respective pre-emption rights.

16.	Notwithstanding the foregoing or any other provision of these Articles, if the relevant holders of Class A Shares and the relevant holders of Class B Shares have not elected to exercise in whole or in part their pre-emption rights within fifteen (15) days of the date the Pre-emption Notice and within 15 days of the Pre-Emption Overallotment Notice, if applicable, were initially delivered by the Company (the “Reoffer Period”), the Company shall have the right to issue and allot all remaining New Securities to any third party at a price not less, and upon terms no more favorable to the offeree, than those specified in the Pre-emption Notice. Any such third-party that purchases New Securities in accordance with the foregoing sentence shall become a party to the Shareholders Agreement in accordance with the terms thereof. In the event that the issuance and allotment of the New Securities is not completed by the Company within one hundred and twenty (120) days after the end of the Reoffer Period, the provisions of Articles 12 through 16 must again be complied with by the Company before the Company may issue any New Securities.

17.

For the purposes of these Articles, “Additional Ordinary Shares” shall mean all Ordinary Shares issued or deemed to be issued or issuable by the Company, other than (i) shares in the capital of the Company issued or outstanding on the date on which the first issue of Ordinary Shares was made by the Company, (ii) Ordinary Shares issued or issuable in connection with any share sub-division, dividend in specie in shares or recapitalization of the Company or other distribution on

Ordinary Shares for which adjustment is otherwise made, (iii) Ordinary Shares issued, or Ordinary Shares issuable upon the exercise of share options or other awards made or denominated in Ordinary Shares, under any Company share option plan or similar arrangement, as approved by the Directors in accordance with Article 101, (iv) Ordinary Shares issued upon the consummation of an Initial Public Offering in accordance with the Shareholders Agreement and as approved by the Directors in accordance with Article 101, (v) Ordinary Shares issued to persons or entities with which the Company or any Company Subsidiary has or desires to enter into strategic business relationships in accordance with Article 101, (vi) Ordinary Shares issued in connection with the acquisition by the Company of another entity in accordance with Article 101, and (vii) Ordinary Shares issued in connection with the dilution of a Defaulting Holder in accordance with Sections 4.04(a), 4.04(b) and 6.02(b) of the Shareholders Agreement; provided, however, that in the case of each of (v) and (vi) in this Article 17, such issuances of Ordinary Shares are not primarily for purposes of raising capital.

SHARE CERTIFICATES

18.	A Member shall only be entitled to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon if the Directors resolve that certificates representing the Shares shall be issued.

19.	In the case of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate to one of several joint holders shall be sufficient delivery to all. Such certificates may bear such appropriate legends and otherwise be in such form as the Directors may approve.

20.	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate of the Company.

NON-RECOGNITION OF TRUSTS

21.	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may, in accordance with the Law, issue fractions of Shares.

REGISTER OF MEMBERS

22.	The Directors shall establish and maintain, or cause to be established and maintained, the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Law.

TRANSFER OF SHARES

23.	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor and, if the Directors so determine, the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof. All instruments of transfer, once registered, may be retained by the Company.

24.	Subject to such of the restrictions contained in these Articles as may be applicable and to the terms of the Shareholders Agreement, Shares shall be transferred in any usual or common form approved by the Directors.

25.	No transfer of Shares may be made in breach of the provisions of the Shareholders Agreement or these Articles. The Company shall not be permitted to record any such purported transfer in the Register of Members and any such purported transfer shall be void.

26.	The Directors may suspend the registration of any transfer of Shares during the fourteen (14) days immediately preceding any general meeting of the Members.

[Articles 27 through 41 intentionally omitted.]

TRANSMISSION OF SHARES

42.	In the case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the legal personal representative, where he was sole holder, shall be the only person recognised by the Company as having any title to the Share; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any Share held by him solely or jointly with other persons. For the purpose of this Article 42, “legal personal representative” means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, failing any such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article 42.

43.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share (in accordance with these Articles and the Shareholders Agreement) as the deceased or bankrupt Member could have made. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles and the Shareholders Agreement relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

44.

A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Directors as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the Share, but he shall not be entitled in respect of the Share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the Share any of the rights or privileges of a Member until he shall have become registered as the holder thereof. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share (in accordance with these Articles and the Shareholders Agreement) and, if the notice is not complied with within sixty (60) days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

INCREASE OF CAPITAL

45.	The Company may from time to time by Special Resolution increase its share capital by such sum, to be divided into new Shares of such par value, as the resolution shall prescribe.

46.	The new Shares shall be subject to the same provisions of these Articles and the Shareholders Agreement with reference to transfer, transmission and otherwise as the Shares in the original share capital.

ALTERATION OF CAPITAL

47.	The Company may from time to time by Special Resolution alter its share capital in any way including:

47.1.	consolidating and dividing all or any of the Company’s share capital into Shares of larger par value than the Company’s existing Shares;

47.2.	sub-dividing the existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law;

47.3.	cancelling any Shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person;

47.4.	dividing the Shares into several classes and attach thereto respectively any preferential, deferred, or special rights or restrictions in accordance with these Articles and the Shareholders Agreement; and

47.5.	changing the currency denomination of the Company’s share capital.

48.	Subject to the provisions of the Law, the Memorandum of Association, these Articles and the Shareholders Agreement, the Company may:

48.1.	purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by resolution of the Directors in accordance with Article 101, and may make payment therefore or for any redemption of Shares in any manner authorised by the Law, including out of capital; and

48.2.	reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

GENERAL MEETINGS

49.	The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum of Directors, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may, after appropriate notice to all Members in accordance with Article 51, convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

50.	The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-quarter of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may, after appropriate notice to all Members in accordance with Article 51, convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within or without the Cayman Islands at such time, subject to the Company’s Articles as to notice, as the persons convening the meeting fix.

NOTICE OF GENERAL MEETINGS

51.	Five (5) days notice at the least (exclusive of the day on which the notice is served or deemed to be served, and of the day for which the notice is given) specifying the place, the day and the time of meeting and, in the case of special business, the general nature of that business, shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company. A general meeting may be convened by such shorter notice or without notice by a majority in number of the Members holding not less than ninety-five percent (95%) of the total issued share capital of the Company consisting of Class A Shares and Class B Shares.

52.	The accidental omission to give notice of a meeting to, or the non-receipt of a validly given notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

53.	All business shall be deemed special that is transacted at an extraordinary general meeting.

54.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum, which one-third shall include no less than one-third of the total issued and outstanding Class A Shares and no less than one-third of the total issued and outstanding Class B Shares.

55.	If within thirty (30) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

56.	A meeting of the Members may be held by means of such telephone, electronic or other communication facilities (including by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Any Director shall be entitled to notice of and to attend and speak at any general meeting of the Company.

58.	The Chairman shall preside as chairman at every general meeting of the Company. If the position of Chairman is vacant, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman of such general meeting if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman of such general meeting.

59.	The chairman of such general meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

60.

Save where a Special Resolution or other greater majority is required by the Law or these Articles, any question proposed for consideration at any general meeting shall be decided on by an Ordinary Resolution; provided, however, that any matter relating to a Special Decision shall require prior approval by the Directors in accordance with Article 101 (other than any Special Decision reserved for determination solely by the Members in accordance with the Law, which Special Decision shall require a Special Resolution).

61.	At any general meeting of the Company, all matters put to the vote of the meeting shall be decided on a show of hands, unless before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll, a poll is demanded by the chairman of the meeting or any Member. If a poll is duly demanded, it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll in respect of a resolution proposed at a general meeting of the Company shall be deemed to be the resolution of the general meeting.

62.	In the case of an equality of votes at a general meeting, the chairman of such general meeting shall not be entitled to a second or casting vote and the resolution shall fail.

63.	On a poll votes may be cast either personally or by proxy.

64.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

65.	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

66.	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis or appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

67.	If:

67.1.	any objection shall be raised to the qualification of any voter;

67.2.	any votes have been counted which ought not to have been counted or which might have been rejected; or

67.3.	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting, at which the vote objected to is given or tendered or at which the error occurs.

PROXIES AND CORPORATE REPRESENTATIVES

68.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

69.	The instrument appointing a proxy or corporate representative shall be in writing under the hand of the Member or his attorney or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy or corporate representative need not be a Member of the Company.

70.	Any Member may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or, in the case of a corporate representative, resolutions in writing, until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Directors may from time to time require such evidence as they deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Directors determine that they have received the requested evidence or other evidence satisfactory to them.

71.	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting (or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution to be signed by a corporate representative, prior to the effective date of the written resolution, and in default the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email, telefax or other electronic transmission.

72.	An instrument appointing a proxy may be in any form approved by the Directors and the Directors may, if they think fit, send out with the notice of any meeting, forms of instruments of proxy or authorisation for use at that meeting.

73.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

74.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy or authorisation is used.

75.	Subject to the Law, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

SHARES THAT MAY NOT BE VOTED

76.	Shares of the Company that are beneficially owned by the Company or any Company Subsidiary shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time. For the avoidance of doubt, no Shares held by a Defaulting Holder shall be voted, directly or indirectly, at any meeting.

WRITTEN RESOLUTIONS OF MEMBERS

77.	An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax or electronic transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

78.	For the purposes of this Article, the date of a resolution in writing is the date when the resolution is signed by, or on behalf of, the last Member to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Article, a reference to such date. A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law and these Articles.

BOARD OF DIRECTORS

79.	In accordance with the Shareholders Agreement, the business and affairs of the Company and the Company Subsidiaries will be conducted at the direction of a board of Directors consisting of such number of persons as the Directors may determine from time to time in accordance with Article 101 and the terms of the Shareholders Agreement (or in the absence of such determination, seven (7)); provided that the number of Directors will at all times be an odd number (except for the number one (1)).

80.	The initial number of Directors shall be seven (7).

APPOINTMENT AND REMOVAL OF DIRECTORS

81.	Except for any Member holding Class A Shares that is a Defaulting Holder, the Members holding Class A Shares shall have the right by Ordinary Resolution passed at a separate general meeting of such Members, or by notice in writing to the Company signed by Members holding at least a majority of the Class A Shares issued and outstanding at such time, to:

81.1.	appoint one-half of the Directors (such Directors, the “Class A Directors”), (i) rounded up to the next whole number for so long as the Class A Shares constitute a majority of the sum of (x) the issued and outstanding Class A Shares and (y) the issued and outstanding Class B Shares (collectively, the “Founding Member Shares”) and (ii) rounded down to the next whole number for so long as the Class A Shares constitute less than a majority of the issued and outstanding Founding Member Shares; and

81.2.	remove any Class A Director at any time and designate such Class A Director’s successor.

82.	Except for any Member holding Class B Shares that is a Defaulting Holder, the Members holding Class B Shares shall have the right by Ordinary Resolution passed at a separate general meeting of such Members, or by notice in writing to the Company signed by Members holding at least a majority of the Class B Shares issued and outstanding at such time, to:

82.1.	appoint one-half of the Directors (such Directors, the “Class B Directors”), (i) rounded up to the next whole number for so long as the Class B Shares constitute a majority of the issued and outstanding Founding Member Shares and (ii) rounded down to the next whole number for so long as the Class B Shares constitute less than a majority of the issued and outstanding Founding Member Shares; and

82.2.	remove any Class B Director at any time and designate such Class B Director’s successor.

83.	The Members holding Class A Shares shall have no right to remove or appoint any Class B Director, and the Members holding Class B Shares shall have no right to remove or appoint any Class A Director.

84.	No Share holding qualification shall be required for Directors.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

85.	The office of Director shall automatically be vacated if:

85.1.	the Director resigns his office by notice in writing to the Company;

85.2.	the Director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Directors resolve that his office is vacated;

85.3.	the Director becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally;

85.4.	the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

85.5.	in the case of a Class A Director, (i) such Director is removed in accordance with Article 81.2 or (ii) at, and for, such time that the Members holding Class A Shares are a Defaulting Holder; or

85.6.	in the case of a Class B Director, (i) such Director is removed in accordance with Article 82.2 or (ii) at, and for, such time that the Members holding Class B Shares are a Defaulting Holder.

DIRECTORS’ FEES AND EXPENSES

86.	The amount, if any, of Directors’ fees shall from time to time be determined by the Directors in accordance with Article 101. Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with attending meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. The Directors may by resolution in accordance with Article 101 approve additional remuneration to any Director for services which, in the opinion of the Directors, go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.

DIRECTORS’ INTERESTS

87.	A Director may hold any other office or place of profit with the Company (except that of auditor with the Independent Accounting Firm) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

88.	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor with the Independent Accounting Firm), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

89.	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided by reason of such Director’s or officer’s interest nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

90.	A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon in accordance with Article 91.

91.	The nature of the interest of any Director or officer in any contract, dealing or transaction with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF DIRECTORS

92.	Subject and pursuant to the other provisions of these Articles, the Shareholders Agreement and the Law, the business of the Company shall be conducted at the direction of the Directors, who may pay (or cause to be paid) all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Law, these Articles or the Shareholders Agreement, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, to any provision of the Shareholders Agreement and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. A Director of the Company, to the fullest extent permitted by the Law, shall not be personally liable to the Company or its Members for monetary damages for conduct as a Director except in the case of fraud or wilful misconduct.

93.	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at a date subsequent to the date of execution of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

PROCEEDINGS OF DIRECTORS

94.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit.

95.	A Director may, and the Secretary on the requisition of a Director shall, at any time, summon a meeting of Directors by at least five (5) days notice in writing to every Director, which notice shall set forth the general nature of the business to be considered; provided, however, that notice may be waived by all the Directors either at, before or retrospectively after the meeting is held; provided further that notice or waiver thereof may be given by telex, telefax or electronic transmission.

96.	The Members holding Class A Shares shall elect the initial chairman of the meetings of Directors (the “Chairman”) and such person shall hold office for a period of three (3) years. Following such three year-period, the Directors may, subject to Article 101, elect a Chairman and determine the period for which he is to hold office but if no Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

97.	Other than meetings at which a matter relating to a Special Decision is to be discussed or voted upon, the quorum necessary for the transaction of the business of the Directors is a majority of the appointed Directors and such majority must include at least one Class A Director and one Class B Director; provided that if within thirty (30) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at such subsequent meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors present shall be a quorum necessary for the transaction of the business of the Directors (other than, for the avoidance of doubt, with respect to any matter relating to a Special Decision, for which the necessary quorum shall be determined in accordance with Article 98).

98.

For meetings at which a matter relating to a Special Decision is to be discussed or voted upon, the quorum necessary for the transaction of the business of the Directors is a majority of the appointed Directors and such majority must include at least one Class A Director and one Class B Director; provided that in the event that there are no Class A Directors due to the removal of all Class A Directors in accordance with Article 85.5(ii) or there are no Class B Directors due to the removal of all Class B Directors in accordance with Article 85.6(ii), the quorum necessary for the transaction of the business of the Directors shall be a majority of the appointed Directors without regard to whether a Special Decision is to be discussed or voted upon.

99.	The Directors shall each have one vote. Any Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

100.	Questions arising at any meeting at which there is the necessary quorum in accordance with Article 97, other than those relating to any Special Decision, shall be decided by the majority vote of all the Directors present in person or by proxy at a meeting. In case of an equality of votes, the Chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

101.	Questions arising at any meeting at which there is the necessary quorum in accordance with Article 98 that relate to any Special Decision shall be decided by the majority vote of all the Directors present in person or by proxy at a meeting; provided that such majority vote must include the affirmative vote of at least one Class A Director and at least one Class B Director; provided, further, that in the event that there are no Class A Directors due to the removal of all Class A Directors in accordance with Article 85.5(ii) or there are no Class B Directors due to the removal of all Class B Directors in accordance with Article 85.6(ii), such questions shall be decided by majority vote and the affirmative vote of at least one Class A Director and at least one Class B Director shall not be required. In case of an equality of votes, the Chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

102.	For purposes of these Articles, “Special Decision” means any decision relating to any of the following matters:

102.1.	approval or amendment of the Budget;

102.2.	approval or amendment of the Business Plan;

102.3.	except as contemplated by the then-current Budget, incurring any outstanding indebtedness for borrowed money, entering into any guarantee or granting any lien, in each case in excess of US$25 million in the aggregate in any Fiscal Year;

102.4.	except as contemplated by the then-current Budget, making any loan or advances to, or investments in, any person or entity that are, in the aggregate, in excess of US$25 million in any Fiscal Year (other than trade credit extended in the ordinary course of business);

102.5.	making any unbudgeted capital expenditure (or series of related expenditures) that would result in total capital expenditures in any Fiscal Year exceeding by 20% or more the amount budgeted for capital expenditures in the Budget for such Fiscal Year;

102.6.	except as contemplated by the then-current Business Plan, entering into any agreement which has a term of three years or more and which cannot be cancelled without premium or penalty, requires payments to or from the Company or any Company Subsidiary that are, in the aggregate, US$5 million or more in any year or US$10 million or more in the aggregate over the term of such agreement or contains a non-compete, exclusivity, territorial or other restriction on the Company or any Company Subsidiary for the benefit of any third party, or purports to bind any Member or any Affiliate of any Member;

102.7.	adoption of any equity, incentive or bonus plan for employees of the Company or any Company Subsidiary, including any employee stock ownership plan;

102.8.	approval of remuneration to any Director;

102.9.	except as contemplated by the then-current Budget, entry into any employment arrangement or the granting of compensation awards to any executive officer of the Company or any Company Subsidiary;

102.10.	appointment of the CEO, CFO, CCO, COO and compliance officer of the Company, or any other officer of the Company, and terms of the employment relating thereto in accordance with Article 120;

102.11.	selection of the Chairman from among the Directors in accordance with Article 96;

102.12.	any change in the composition or scope of authority of the Content Committee from that described in Article 113 through 117, and any determination of the size of the Content Committee and approval of nominees of the CEO to the Content Committee as contemplated in Article 111;

102.13.	engagement of the Company or any Company Subsidiary in any business other than the Core Business and the Additional Business, or any other substantial divergence from the then-current Business Plan through the investment or commitment of an amount in excess of US$5 million;

102.14.	determination of the location of any office of the Company in accordance with Article 3;

102.15.	expansion or contraction of the definition of the Territory;

102.16.	expansion or contraction of the definition of the Core Business (including any act or activity to be engaged in accordance with clause (viii) of the definition thereof);

102.17.	any decision for the Company or any Company Subsidiary to seek to exploit Company Derivative IP outside of China;

102.18.	pursuit of any Greenlight Project that raises Political Concerns;

102.19.	selection and design of the initial brand and trademark of the Company;

102.20.	the licensing or disposition of any material Intellectual Property (including, for the avoidance of doubt, any Trademark) owned by the Company or any Company Subsidiary (other than pursuant to any distribution agreement in place at Closing or to DWA or its Affiliates in accordance with the terms of the DWA Offshore License Agreement or the DWA Onshore License Agreement);

102.21.	entry into, or amendment of, any material distribution agreement for the distribution of Motion Pictures or Television Motion Pictures;

102.22.	the decision to create an Online Distribution Platform;

102.23.	the decision as to the financing, partner, location, size and scope of any Theme Park project or Animation Park project;

102.24.	the decision to increase, reduce or otherwise alter the share capital of the Company in accordance with Articles 45, 47 and 48;

102.25.	the issuance, sale, repurchase or retirement of any equity interests of the Company or any Company Subsidiary or options or rights to acquire equity interests of the Company or any Company Subsidiary (other than pursuant to any employee equity incentive plan that was previously approved by the Directors as a Special Decision), and the determination of the terms applicable to any new class or series of equity securities or any securities convertible into equity securities of the Company other than the Class A Shares and the Class B Shares;

102.26.	the listing of the Company or any Company Subsidiary (or their equity or debt securities) on any securities exchange;

102.27.	the timing and structure of an Initial Public Offering of the Company or any Company Subsidiary, and the terms of any demand or piggy-back registration rights given to the Members after any such Initial Public Offering;

102.28.	determination to set aside any sums as a reserve for any purpose of the Company or any Company Subsidiary, including any determination to invest such sums or employ such sums in the business of the Company, each in accordance with Article 135;

102.29.	the declaration of dividends or any other distribution (including the distribution of any assets in kind) by the Company or any Company Subsidiary, other than any distribution made in connection with a winding up of the Company in accordance with the terms of the Shareholders Agreement and Articles 150 through 153;

102.30.	determination of any true-up mechanism related to profit distributions by the Company to the Members and any other alterations to profit-sharing arrangements among the Members, each in accordance with Article 130;

102.31.	determination to capitalise any sum standing to the credit of any of the Company’s reserve accounts in accordance with Article 136, and appropriate such sums to Members in the form of Shares in accordance with Article 136 or Article 137;

102.32.	determination of the Fair Market Value of any asset or property in accordance with the Shareholders Agreement;

102.33.	merger or consolidation of the Company or any Company Subsidiary, or sale (in one or a related series of transactions) of all or substantially all of the Company’s or any Company Subsidiary’s assets;

102.34.	except as contemplated by the then-current Budget, or with respect to matters overseen by the Content Committee, the sale or acquisition (in one or a related series of transactions) of any assets or businesses not in the ordinary course of business with a value in excess of US$10 million;

102.35.	determination of the size of the board of Directors in accordance with Article 79;

102.36.	formation or dissolution of any Board Committee;

102.37.	determination that any employee of the Company or any Company Subsidiary may become an employee of any entity other than the Company or any Company Subsidiary;

102.38.	appointment or removal of the Company’s tax advisor or the Independent Accounting Firm, material amendment of accounting methods, material amendment of tax policies or change of the Fiscal Year of the Company;

102.39.	commencement or settlement of any material litigation;

102.40.	entry into or amendment of any agreement or transaction between the Company or any Company Subsidiary, on the one hand, and any Member, DWA, any CPE Holder or any Affiliate of any such person, on the other hand (other than such agreements and transactions with DWA or its Affiliates as contemplated by the DWA Offshore License Agreement, the DWA Onshore License Agreement, the DWA/Company Distribution Agreement and the DWA Consulting and Training Services Agreement);

102.41.	any approval specified in Section 2.06 of the Shareholders Agreement;

102.42.	the adoption of an Anticorruption Program of the Company, any amendment thereto pursuant to Section 5.03(a) of the Shareholders Agreement or the approval, or proposal of any amendments to, any report, investigation or remedial cure proposed to the Directors by the Company’s management pursuant to Section 5.05 of the Shareholders Agreement;

102.43.	changes to the legal name of the Company or any Company Subsidiary or any name under which the Company or any Company Subsidiary does business or brands products;

102.44.	filing for voluntary bankruptcy of the Company or any Company Subsidiary or, subject to the Shareholders Agreement and Article 149, dissolution of the Company or any Company Subsidiary;

102.45.	any amendment, modification or repeal of the Memorandum of Association, these Articles or any Organizational Document of any Company Subsidiary; or

102.46.	determination of whether to permit the Company to make any modification to Contributed DWA Technology or Additional DWA Technology in the circumstances specified in Section 2.2(a) of the DWA Offshore License Agreement.

103.	A resolution in writing signed by all of the Directors or all of the members of a Board Committee for the time being entitled to receive notice of a meeting of the Directors, including a resolution signed in counterpart or by way of signed telefax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a Board Committee duly called and constituted.

104.	To the extent permitted by law, a meeting of the Directors or a Board Committee may be held by means of such telephone, electronic or other communication facilities (including by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, in Hong Kong.

105.	All acts done by any meeting of the Directors or of a Board Committee, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

COMMITTEES OF DIRECTORS

106.	Consistent with Article 101, the Directors may delegate any of their powers to committees (each, a “Board Committee”) consisting of such Directors and other persons as they think fit. Any Board Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

107.	A Board Committee may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within thirty (30) minutes after the time appointed for holding the same, the members of the Board Committee that are present may choose one of their number to be chairman of such meeting.

108.	A Board Committee may meet and adjourn as it thinks proper. Questions (other than those relating to a Special Decision) arising at any meeting of a Board Committee (other than a meeting of the Content Committee) shall be determined by a majority of votes of the members present and in case of an equality of votes, the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

CONTENT COMMITTEE

109.	Without prejudice to the generality of the foregoing, the Directors shall establish a content committee (the “Content Committee”) and shall delegate to the Content Committee sole authority to oversee all creative matters relating to the Company and the Company Subsidiaries as further set forth in Articles 113 through 117. The Content Committee will consult with members of senior management of the business divisions of the Company, as appropriate in their sole discretion, to solicit the input of members of senior management. In addition, the Content Committee will submit monthly written reports to the Directors and meet with the Directors on a quarterly basis, as to key decisions.

110.	Until such time as the Company and the Company Subsidiaries have produced and released three Feature Films (such time, the “Milestone”), the members of the Content Committee will consist of:

110.1.	the Class B Directors or any other representative designated by the Members holding Class B Shares in lieu of any such Class B Director (the “Class B Representatives”); and

110.2.	other members designated by the Directors, where such number of other members shall be one less than the number of Class B Representatives, such that the Class B Representatives will constitute a majority of the members of the Content Committee.

111.	After the Milestone, the size of the Content Committee shall be determined by the Directors in accordance with Article 101 and the members of the Content Committee will consist of the nominees of the CEO. Such nominees of the CEO shall be approved by the Directors in accordance with Article 101 and must include at least one Class B Representative.

112.

Each member of the Content Committee shall be entitled to one vote on all matters to be acted upon by the Content Committee in accordance with Articles 113 through 117. All decisions by the Content Committee shall require the affirmative vote of at least a majority of the members of the Content Committee present at a meeting at which a quorum (consisting of a majority of the entire

Content Committee) is present; provided that, before the Milestone is achieved, such majority must include the affirmative vote of at least one Class B Representative. For the avoidance of doubt, after the Milestone is achieved, the affirmative vote of at least one Class B Representative is not required for the Content Committee’s decisions.

113.	Consistent with the limits of the Business Plan and the then-current Budget, and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to expend development funds and to greenlight each Motion Picture, Television Motion Picture and Live Stage Production project of the Company and the Company Subsidiaries (each, a “Greenlight Project”); provided that:

113.1.	each Greenlight Project (including any co-production) has an all-in direct cost budget without overhead or interest allocation and net of the anticipated value of tax credits, rebates and refunds and other government production or location incentives (however denominated) received by the Company or any Company Subsidiary (prepared in accordance with the Company’s customary budgeting practices determined at the time such Greenlight Project is greenlit) (the “Project Budget”) showing that (x) the Company’s share of the Project Budget does not exceed (i) $10 million in the case of each Motion Picture project, (ii) $100,000 per episode in the case of each Television Motion Picture project or (iii) $1.5 million in the case of each Live Stage Production project, as applicable, and (y) such Project Budget is consistent with the limits of the Business Plan and the then-current Budget;

113.2.	the genre of each Greenlight Project is anticipated to be appropriate for a family audience; and

113.3.	such Greenlight Project does not involve any first-dollar gross payable to third parties; provided that, for the avoidance of doubt, it is understood that “gross” for any Greenlight Project that is co-produced will be determined based on the combined “gross” of the Company and the Company Subsidiaries and the applicable co-production partner or partners.

114.	Consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, as well as the terms of any distribution agreement of the Company or any Company Subsidiary, the Content Committee will have the exclusive authority to make decisions regarding the distribution of the Company’s and any Company Subsidiary’s Motion Picture and Television Motion Picture content, including decisions as to whether to create an online derivative of such content, and decisions as to marketing, windowing and the expenditure of marketing funds.

115.	If the Directors approve the launch of an Online Distribution Platform in accordance with Article 101, then consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to make decisions as to the design and content of such Online Distribution Platform.

116.	Consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to make decisions as to the design, content and exploitation of Video Games and Consumer Products.

117.	Notwithstanding the forgoing, the approval of both the Content Committee and the Directors will be required:

117.1.	to greenlight any Greenlight Project that does not meet the requirements of Article 113;

117.2.	for any Greenlight Project if any expenditures relating to property, plant or equipment with respect thereto are above an amount equal to the sum of the net present value of the Company’s and the Company Subsidiaries’ rental expenses as set forth in the Business Plan plus 10% of such sum; and

117.3.	prior to a change in distribution strategy from that contemplated by the Business Plan that would be expected to result in a material increase in the aggregate amount of distribution expenses in connection with such new distribution strategy over that contemplated in the then-current Budget.

DIRECTORS’ PROXIES

118.	A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorise and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by signed telex, telefax or electronic transmission. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.

OFFICERS

119.	The day-to-day operations of the Company shall be conducted by the management of the Company, which shall include the CEO, CFO, COO and CCO.

120.	The initial CFO and COO will be nominated by the Members holding Class A Shares and confirmed by the Members holding Class B Shares. The initial CEO and CCO will be nominated by the Members holding Class B Shares and confirmed by the Members holding Class A Shares. Successors to the initial CEO, CFO, CCO and COO shall be appointed by the Directors in accordance with Article 101, and the appointment of any of the CEO, CFO, CCO or COO may be revoked or terminated at any time by action of the Class A Directors (acting alone), the Class B Directors (acting alone) or all Directors.

121.	In accordance with Article 101, the Directors may appoint one or more secretaries and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such secretaries or other officers need not be Directors and, in the case of the other officers, may be ascribed such titles as the Directors may decide. The Directors may revoke or terminate any such election or appointment.

122.	Any revocation or termination of an officer of the Company shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Law or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

MINUTES

123.	The Directors shall cause minutes to be made and records kept for the purpose of recording:

123.1.	all appointments of officers made by the Directors;

123.2.	the names of the Directors and other persons present at each meeting of the Directors and of any Board Committee; and

123.3.	all resolutions and proceedings at all meetings of the Members or any class of Members and of the Directors and of Board Committees.

124.	The chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

SEALS AND DEEDS

125.	The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Law may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

126.

The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

127.	In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signing of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS AND DISTRIBUTIONS

128.	In accordance with the Shareholders Agreement and Article 101, the Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company.

129.	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law and the Shareholders Agreement.

130.	All dividends shall be declared and paid pro rata according to the number of Shares in respect of which the dividend is paid. All Class A Shares and Class B Shares shall participate equally on a per share basis in all dividends declared and paid by the Company; provided that, in the event that a Member or an Affiliate of a Member also owns a direct equity interest in any Company Subsidiary, the Directors may, in accordance with Article 101, pay a special class dividend on the Class A Shares or the Class B Shares, as applicable, in order to ensure that the aggregate dividends by the Company and the Company Subsidiaries to the Members and their Affiliates take such arrangement and any profit sharing in respect thereof into account.

131.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

132.	Any dividend may be paid by cheque sent through the post to the address of, or electronic transfer to an account nominated by, the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as, or by electronic transfer to an account nominated by, the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or electronic transfer shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares. Any cheque shall be sent at the risk of relevant Member and payment of the cheque by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

133.	The Directors may, in accordance with Article 101, declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates or ignore fractions altogether and may, in accordance with the Shareholders Agreement, fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.

134.	No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six (6) years after the dividend or distribution payment date shall be forfeited and revert to the Company.

RESERVES

135.	The Directors may, before declaring any dividend and in accordance with Article 101, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company or any Company Subsidiary, and pending such application may, at the like discretion and in accordance with Article 101, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

CAPITALISATION OF PROFITS

136.	The Directors may, in accordance with Article 101, capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its share premium account and capital redemption reserve fund, subject to the Law) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

137.	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may, in accordance with Article 101, settle the same as they think expedient and, in particular, authorise any person to sell and transfer any fractions or resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or ignore fractions altogether, and determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may, in accordance with Article 101, appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

RECORD DATE

138.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

ACCOUNTING RECORDS

139.	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs, to show and explain its transactions and otherwise in accordance with the Law and the Shareholders Agreement.

140.	The accounting records shall be kept at such place or places as the Directors think fit, and shall at all times be open to inspection by the Directors in accordance with the Shareholders Agreement. In accordance with the Shareholders Agreement, each Member shall have the right to inspect any accounting record or book or document of the Company.

SHARE PREMIUM ACCOUNT

141.	The Directors shall establish an account to be called the share premium account and shall carry to the credit of the account from time to time a sum equal to the amount or value of the premium paid on the issue of any Shares.

142.	There shall be debited to the share premium account on the purchase by the Company of its own Shares the amount by which the purchase price exceeds the par value of such Shares; provided however that, at the discretion of the Directors such sum or any part thereof may be paid out of the profits of the Company which would otherwise be available as a dividend or otherwise as provided in the Law.

143.	The Company shall at all times comply with the provision of the Law in relation to the share premium account, the premiums attaching to Shares and the capital redemption reserve fund.

SERVICE OF NOTICES AND DOCUMENTS

144.	Any notice or other document (including a Share certificate) or communication may be given to any Member by the Company either personally or by sending it by courier, post, telex, telefax, email or other electronic transmission to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected:

144.1.	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of five (5) Business Days after it was posted (or, (i) if by overnight courier, three (3) Business Days, or (ii) if to an address outside the country of origin, seven (7) Business Days);

144.2.	if sent by telex, telefax, email or other electronic transmission by properly addressing and sending such notice through the appropriate transmitting medium, at the time such telex, telefax, email or other electronic transmission is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day); or

144.3.	if delivered personally, sent by courier or delivered by any other means, by properly addressing and prepaying a letter containing the notice, when delivered at the address specified in the Register of Members.

145.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

146.	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

147.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

147.1.	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

147.2.	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

148.	No other persons shall be entitled to receive notices of general meetings.

WINDING UP

149.	The Company shall be wound up and then dissolved upon the earliest to occur of any one of the following events (each, a “Winding-Up Event”):

149.1.	the sale or other disposition of all or substantially all the assets of the Company;

149.2.	the written agreement of all the Members holding Class A Shares and the Members holding Class B Shares;

149.3.	at the option of the Members holding Class A Shares or the Members holding Class B Shares, if an Impasse has not been resolved in accordance with Section 3.06 of the Shareholders Agreement, and has persisted for at least two Fiscal Years, provided, however, that in the event of a Compliance Impasse, such two Fiscal Year waiting period shall not apply;

149.4.	at the option of Members holding Class A Shares, upon an Event of Default of the Members holding Class B Shares (subject to the applicable thirty (30)-day cure period);

149.5.	at the option of the Members holding Class B Shares, upon an Event of Default of the Members holding Class A Shares (subject to the applicable thirty (30)-day cure period);

149.6.	at the option of the Members holding Class A Shares or the Members holding Class B Shares, if a Law or policy restricts or limits DWA, the Company or any Company Subsidiary from directly or indirectly participating in any line of business in the Core Business in the manner contemplated by the Shareholders Agreement or the Business Plan in any material respect for a period of twenty-four (24) Months or more, including if the Company or any Company Subsidiary is not able to produce or commence the production of any Feature Film or engage in any other line of business of the Core Business in the manner contemplated by the Shareholders Agreement or the Business Plan for a period of twenty-four (24) Months or more due to any legal restrictions or impediments; or

149.7.	any other event that would, under the Law, require the winding up of the Company.

150.	Upon the occurrence of a Winding-Up Event, all of the business and affairs of the Company will be wound up and liquidated in an orderly manner. The Directors may approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to Articles 152 and 153, in performing its duties, the liquidator shall be authorized, upon obtaining any sanction required by the Law, to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Law and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members with the goal of maximizing the proceeds to the Members in accordance with the Shareholders Agreement.

151.	The proceeds of the liquidation of the Company shall be distributed in accordance with the applicable provisions of the Law and, subject thereto, in the following order and priority:

151.1.	first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidator, reasonably necessary therefor);

151.2.	second, to the Members on a pro rata basis in accordance with the actual cash contributions contributed by the Members as of the date of distribution of the liquidation proceeds until each Member receives an amount equal to its actual cash contributions to the Company; and

151.3.	third, to the Members on a pro rata basis in accordance with the number of Shares held by the applicable Member.

152.	Notwithstanding anything to the contrary, upon any dissolution, liquidation or termination of the Company, the License and Services Agreements shall be terminated in accordance with the terms thereof and each such License and Services Agreement shall be treated as if it had a fair market value equal to its value on the date of contribution.

153.	Notwithstanding the provisions of Article 150 and Article 151, upon any dissolution, liquidation or termination of the Company, each Member will receive, on a pro rata basis in accordance with the number of Shares held by such Member, a share of the undivided interests in the Intellectual Property that is owned by the Company; provided, however, that DWA shall receive all right, title and interest in and to the JV Mark in accordance with the terms of the Trademark Assignment and Co-Existence Agreement, which shall terminate in part in accordance with the terms thereof. For the avoidance of doubt, this Article 153 does not apply to any of the Company Derivative IP, the disposition of which shall be as set forth in the DWA Offshore License Agreement and the DWA Onshore License Agreement.

INDEMNITY

154.	Every Indemnified Person shall, in the absence of wilful default or fraud, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

155.	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

156.	For the avoidance of doubt and in no way in limitation of the indemnification provided for under Article 154, every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.

157.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

158.	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the wilful default or fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

159.	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company, by virtue of his acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

ORGANISATION EXPENSES

160.	The preliminary and organisation expenses incurred in forming the Company shall be paid and/or reimbursed by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OTHER AGREEMENTS

161.	To the extent permitted by the Law, in the event that the provisions of these Articles and the Shareholders Agreement conflict, the provisions of the Shareholders Agreement shall take precedence over these Articles.

CONTINUATION

162.	The Company shall have the power, subject to the provisions of the Law and with the approval of the Directors in accordance with Article 101, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

AMENDMENT OF MEMORANDUM AND ARTICLES

163.	Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend the Memorandum of Association or these Articles in whole or in part; provided, however, that no such amendment shall affect the rights attaching to any class of Shares without the consent of the Members holding such class of Shares in accordance with the terms of Article 7. Any amendment or alteration of the Memorandum of Association or these Articles shall not adversely affect any right of protection of any Director existing at the time or increase the liability of any director of the Company with respect to any acts or omissions of such Director occurring prior to such amendment or alteration.